Exhibit 99.1

Charles Giancarlo Joins ServiceNow Board of Directors

SANTA CLARA, Calif.--(BUSINESS WIRE)--November 19, 2013--ServiceNow® (NYSE:NOW), the enterprise IT cloud company, today announced that Charles Giancarlo has joined its board of directors as a ninth member in a seat the company has added. Giancarlo brings over 30 years of corporate leadership and management experience.

“We are thrilled to have Charlie join the ServiceNow Board of Directors,” said Frank Slootman, president and chief executive officer, ServiceNow. “ServiceNow, as the enterprise IT cloud company, will greatly benefit from his long standing and broad ranging experience in serving the needs of the global enterprise.”

Charles Giancarlo is a managing director of Silver Lake and serves as their Head of Value Creation. He served as senior executive at Cisco Systems, most recently as executive vice president and chief development officer. At Cisco, he led the company’s overall product development and management activities and was responsible for over 80 percent of the company’s revenue. Giancarlo serves on the boards of Accenture, Arista and Imperva and is the chairman of the Board of Avaya. He holds a B.S. degree in electrical engineering from Brown University where he serves on the board of trustees, an M.S. degree in electrical engineering from the University of California at Berkeley where he serves on the board of advisors, and an M.B.A. from Harvard Business School.

About ServiceNow

ServiceNow is the enterprise IT cloud company. We transform IT by automating and managing IT service relationships across the global enterprise. Organizations deploy our service to create a single system of record for IT and automate manual tasks, standardize processes and consolidate legacy systems. Using our extensible platform, our customers create custom applications and evolve the IT service model to service domains inside and outside the enterprise. ServiceNow transforms IT from the department of no to the department of now. For more information, visit www.servicenow.com.

ServiceNow and the ServiceNow logo are registered trademarks of ServiceNow. All other brand and product names are trademarks or registered trademarks of their respective holders.

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